Filed Under Rule 424(b)(3), Registration Statement No. 333-155631
Pricing Supplement Number 173 Dated 01/12/2009
(To: Prospectus Dated November 24, 2008 and Prospectus Supplement Dated: November 26, 2008)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
63743FKC9	[ ]	100.000%	0.825%	[ ]	FIXED	4.400%	QUARTERLY	01/15/2012	04/15/2009	$10.02	YES	Senior Unsecured Notes	A2	A	A
Redemption Information: Non-Callable.

National Rural Utilities Cooperative Finance Corp	Offering Dates: January 12, 2009 through January 20, 2009
Trade Date: Tuesday, January 20, 2009 @12:00 PM ET
Settle Date: Friday, January 23, 2009
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital, LLC , Charles Schwab & Co., Inc., Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

National Rural Utilities Cooperative Finance Corporation InterNotes Prospectus Dated 24-Nov-08 and Prospectus Supplement Dated: 26-Nov-08